EXHIBIT 99.1

March 15, 2012

Sutron Reports Fourth Quarter and Annual Earnings

March 15, 2012, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months and twelve months ended December 31, 2011.

Summary

For the fourth quarter ended December 31, 2011, net income was $699,469, or $.15 per share, as compared to net income of $1,284,617, or $.28 per share, in the fourth quarter in 2010.  Revenues for the fourth quarter ended December 31, 2011 were $6,078,012 compared to $6,768,920 in the fourth quarter of 2010.  Gross profit for the fourth quarter of 2011 as a percentage of revenues was 39 percent as compared to 48 percent for the same quarter a year ago.  Operating expenses for the fourth quarter of 2011 were $1,430,141, as compared to operating expenses of $1,427,591 for the same quarter a year ago.

For the three months ended December 31, 2011, bookings were up 35 percent to $5,195,000 as compared to $3,859,000 in the fourth quarter of 2010.

Net income for the twelve months ended December 31, 2011 was $1,520,674 or $.33 per share compared to net income of $2,987,392 or $.65 per share.  Revenues for the twelve months ended December 31, 2011 were $20,222,369 compared to $22,975,600 in 2010.  Gross profit for the twelve months ended December 31, 2011 as a percentage of revenues was 39 percent as compared to 44 percent in 2010.  Operating expenses for the nine months ended December 31, 2011 were $5,767,125 as compared to operating expenses of $5,678,078 in 2010.

For the twelve months ended December 31, 2011, bookings were $18,074,000 as compared to bookings of $24,364,000 for the twelve months ended December 31, 2010. The backlog of customer orders at December 31, 2011 was $9,599,000 as compared to a backlog of $11,748,000 at December 31, 2010.

Outlook

“The fourth quarter was our best quarter of 2011”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer, “and we were pleased by the 35 percent increase in our fourth quarter bookings which should provide an early boost to our 2012 performance.  This favorable fourth quarter trend for bookings was, as earlier reported, extended into the first quarter of 2012 including the $1,855,000 contract with Changjiang Spatial Information Technology Engineering Co. Ltd to provide dam safety monitoring of the Nuozhadu Hydropower Station, Yunnan Province, China.  As stated in previous releases, fluctuations in bookings and revenue are not uncommon to our business which is highly project driven and subject to governmental approval and funding processes.  However, we remain optimistic regarding our opportunities as we continue to see significant demand both domestically and internationally for our products and systems.”

“We believe that our strategic direction and market focus will help us grow our revenues and profits.  We are pleased to announce that our new products, Iridium-Link and GPRS-Link, were released for production during the first quarter of 2012.  These are integrated logger/telemetry products that provide low cost, two-way communication.  We expect that these products will expand our growth with both existing and new customers.”

“Our balance sheet remains strong with no debt and approximately $9.5 million of cash on hand, which positions us to fund our growth both organically and through select acquisitions.  We continue to explore accretive strategic acquisitions that will complement our business as well as to focus on revenue growth through strategic alliances.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, is a provider of products, systems, services and software to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies in the hydrological, meteorological and oceanic real-time data collection and control market.  We have sold over 60,000 stations worldwide that use satellite, telephone, or cellular telemetry to collect, store, and transmit real-time data from remote sites. Our data collection software allows users to collect, process, calculate, analyze and distribute their data in real time via voice, text, email, pager, web page, alerts and live web-cam. Our equipment and systems are designed to work seamlessly in open systems that provide excellent performance regardless of the number of field stations, sensors or base stations. Our operating results are project-driven and fluctuate substantially based upon large contract awards that are difficult to project in terms of timing.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K filed on March 31, 2011. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010

Revenues	$6,078,012	$6,768,920
Cost of sales	3,726,680	3,495,145
Gross profit	2,351,332	3,273,775
Operating expenses	1,430,141	1,427,591
Operating income	921,191	1,846,184
Interest and other income	37,278	3,433
Income before income taxes	958,469	1,849,617
Income tax expense (benefit)	259,000	565,000
Net income	$699,469	$1,284,617
PER SHARE AMOUNTS:
Basic income per share	$0.15	$0.28
Diluted income per share	$0.14	$0.26

	(Audited)
	For the Twelve Months
	Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010

Revenues	$20,222,369	$22,975,600
Cost of sales	12,326,085	12,880,664
Gross profit	7,896,284	10,094,936
Operating expenses	5,767,125	5,678,078
Operating income	2,129,159	4,416,858
Interest and other income	101,515	50,534
Income before income taxes	2,230,674	4,467,392
Income tax expense (benefit)	710,000	1,480,000
Net income	$1,520,674	$2,987,392
PER SHARE AMOUNTS:
Basic income per share	$0.33	$0.65
Diluted income per share	$0.31	$0.60

BALANCE SHEETS

	(Audited)	(Audited)
	December 31,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$8,737,543	$8,708,831
Restricted cash and cash equivalents	760,037	796,189
Certificate of deposit	924,294	919,130
Accounts receivable, net	6,754,434	5,380,975
Inventory	3,520,530	3,758,702
Prepaid items and other assets	322,369	560,460
Income taxes receivable	383,943	—
Deferred income taxes	481,000	477,000
Total Current Assets	21,884,150	20,601,287

Property and Equipment, Net	1,524,880	1,706,971
Other Assets
Goodwill	570,150	570,150
Other Assets	103,591	108,769
Total Assets	$24,082,771	$22,987,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$799,007	$1,119,684
Accrued payroll	337,563	490,197
Other accrued expenses	1,573,409	1,543,086
Billings in excess of costs and estimated earnings	201,015	361,699
Total Current Liabilities	2,910,994	3,514,666
Long-Term Liabilities
Deferred rent	1,127,860	1,234,385
Deferred income taxes	69,000	99,000
Total Long-term Liabilities	1,196,860	1,333,385
Total Liabilities	4,107,854	4,848,051
Stockholders’ Equity
Common stock, 12,000,000 shares authorized;
4,704,632 and 4,575,632 issued and outstanding	47,047	45,757
Additional paid-in capital	4,173,828	3,732,184
Retained earnings	15,930,551	14,409,877
Accumulated other comprehensive loss	(176,509)	(48,692)
Total Stockholders’ Equity	19,974,917	18,139,126
Total Liabilities and Stockholders’ Equity	$24,082,771	$22,987,177

More information about Sutron, please visit:  www.sutron.com

Contacts

Sutron Corporation
Sidney Hooper, 703-406-2800
shooper@sutron.com